EXHIBIT 99
PRESS RELEASE
RELEASE DATE: October 24, 2006
CAMCO FINANCIAL CORPORATION AND ADVANTAGE BANK TO COMBINE THE CHIEF EXECUTIVE OFFICER AND CHAIRMAN ROLES
Cambridge, OH – Camco Financial Corporation and Advantage Bank announced that their respective boards of directors approved the combining of the Chief Executive Officer (CEO) and Chairman of the Board positions, effective November 9, 2006, coincident with the retirement of Larry A. Caldwell. Mr. Caldwell has been Chairman of Camco Financial Corporation since its inception in 1970 and has been with the organization since 1958. Mr. Caldwell was instrumental in the growth of Camco and Advantage Bank including the acquisition and expansion of banking organizations in Ohio, Kentucky and West Virginia. Today, Camco’s assets exceed $1 billion.
Richard C. Baylor, CEO and President of Camco Financial Corporation and Advantage Bank will be named Chairman of both organizations effective November 10, 2006.
In anticipation of the roles of the CEO and Chairman of the Board being combined as they were in the company’s past, the boards also created the position of Lead Director to provide for an independent director in a leadership role for each board. The Lead Director also serves as Chair of the Corporate Governance and Nominating Committee. Effective January 1, 2006, Susan J. Insley assumed the roles of Lead Director and Chair of the Corporate Governance and Nominating Committee in anticipation of Mr. Caldwell’s retirement.
The boards determined that combining the roles of the CEO and Chair of the Board provides for continuity and reflects the board’s support for Mr. Baylor’s leadership. The boards also established the position of Lead Director to act as the representative for the independent board members to the CEO-Chairman, reflecting Camco Financial Corporation and Advantage Bank’s strong commitment to continued strong corporate governance.
Camco Financial Corporation, holding company of Advantage Bank, is a multi-state financial services holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer relationship banking that includes commercial, business and consumer financial services, internet banking and title insurance services from 30 offices in 23 communities in Ohio, Kentucky and West Virginia.